UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2008

UNIVERSAL TECHNICAL INSTITUTE, INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-31923	86-0226984
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20410 North 19th Avenue, Suite 200, Phoenix, Arizona	85027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (623) 445-9500

None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2008 Universal Technical Institute, Inc. entered into an Employment Agreement (the “Employment Agreement”) for the employment and appointment of Eugene S. Putnam, Jr. to the position of Executive Vice President and Chief Financial Officer, effective on Mr. Putnam’s first day of employment with UTI which is anticipated to be July 31, 2008. Prior to entering into this Employment Agreement, Mr. Putnam served as the Company’s Interim Chief Financial Officer, as disclosed in the Company’s Form 8-K filed on February 12, 2008. Under the Employment Agreement Mr. Putnam shall be employed by the Company at an annual salary determined by the Board of Directors. The term of the Employment Agreement is 3 years. The current annual salary is $300,000 per year with a potential target bonus of 50% of Mr. Putnam’s base salary as determined by the Board of Directors based on performance parameters to be set by the Board.

The Employment Agreement provides that Mr. Putnam will receive a one time sign on bonus of $50,000 and relocation reimbursement benefits pursuant to the Company’s relocation policy and procedure, which relocation benefits shall not exceed $150,000. Subject to approval of the Board of Directors, Mr. Putnam will be granted equity grants with values of $160,000 in restricted stock and $140,000 in stock options on the next open trading window day, which is currently expected to be August 11, 2008. Each of the shares of restricted stock and stock options vest ratably over four (4) years, with the first vesting occurring on the first anniversary of the grant date. The Employment Agreement provides for a severance benefit for Mr. Putnam in the event of termination without “Cause” or in the event he voluntarily terminates employment for “Good Reason”, as such terms are defined in the Employment Agreement. In either circumstance, he will continue to receive salary payments for twelve (12) months, a prorated bonus calculated by multiplying his target bonus percentage by his fiscal year salary earned through the date of termination, if such bonus is approved by the Board of Directors, outplacement services and benefits paid by the Company for period of twelve (12) months. If Mr. Putnam is terminated without Cause or he voluntarily terminates his employment for Good Reason (i) within twelve (12) months of a “Change of Control” as defined in the Employment Agreement, or (ii) if a “Change of CEO” occurs within the first twelve (12) months after the execution of the Employment Agreement, as defined in the Employment Agreement , Mr. Putnam shall receive the severance as set forth above, however, his bonus payment will be prorated and calculated by multiplying Mr. Putnam’s maximum target bonus percentage by the fiscal year salary earned through the date of termination.

The Employment Agreement further provides that: (i) as a precondition to the Company’s payment of any severance compensation or benefits, Mr. Putnam must execute a waiver and release in favor of the Company; and (ii) the amounts paid to or benefits received by Mr. Putnam may be: a) adjusted downward so that the total payments to him due to a Change of Control do not constitute an excess parachute payment, as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, or cause the executive to be required to pay an excise tax under Section 4999 of the Code; or b) paid in the full amount, at the Company’s discretion, based on the treatment that will result in a greater amount of payment to the executive. As part of the consideration for the payment of the twelve (12) months of severance payments and benefits, the Employment Agreement provides that Mr. Putnam may not compete directly or indirectly with the Company and may not directly or indirectly solicit, recruit or employ any persons or entities with whom the Company currently has business relationships for twelve (12) months.

The foregoing description of the Employment Agreement between the Company and Mr. Putnam is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

On July 28, 2008, the Company issued a press release announcing the employment of Mr. Putnam as the Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

99.	Exhibits

Exhibit Number	Description of Exhibit
10.1	Employment Agreement with Eugene S. Putnam
99.1	Press Release of Universal Technical Institute, Inc. dated July 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL TECHNICAL INSTITUTE, INC.

Dated:	July 29 , 2008	By: /s/ Chad A. Freed
Name: Chad A. Freed Title: Senior Vice President and General Counsel

Exhibit Index

Exhibit Number	Description of Exhibit
10.1	Employment Agreement with Eugene S. Putnam, Jr.
99.1	Press Release of Universal Technical Institute, Inc. dated July 28, 2008